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Franklin Lakes, NJ 07417
www.bd.com


NEWS RELEASE


Contact:
Colleen T. White, Corporate Communications -- 201-847-5369
Patricia A. Spinella, Investor Relations -- 201-847-5453


                   BD Completes Acquisition of TriPath Imaging
                  Expands Presence in Cancer Diagnostics Market

 FRANKLIN LAKES, NJ (DECEMBER 20, 2006) -- BD (Becton, Dickinson and Company) (NYSE:BDX) today announced the completion of its acquisition of TriPath Imaging (Nasdaq: TPTH), a maker of innovative solutions to improve the clinical management of cancer. The acquisition was finalized in accordance with terms originally disclosed in an announcement issued by BD on September 8, 2006.

 This strategic acquisition aligns innovative new technologies with BD's existing business strategies and is a natural complement to ongoing internal research programs in its BD Diagnostics and BD Biosciences segments. These oncology management tools are intended to span cancer screening, diagnosis, prognosis and therapy monitoring, especially for cancers affecting women's health, including breast, cervical and ovarian.

 This transaction also further demonstrates BD's commitment to bringing new technologies and innovation to difficult problems in healthcare, which is in line with the Company's purpose of "Helping all people live healthy lives."


 ABOUT BD
BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people's health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company's capabilities are instrumental in combating many of the world's most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.


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This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD 's performance, including future performance, products or other events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially


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from any forward-looking  statement include, but are not limited to: competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs and their effect on, among other things, the cost of producing BD 's products; fluctuations in costs and availability of raw materials and in BD 's ability to maintain favorable
supplier  arrangements  and  relationships;   changes  in  healthcare  or  other
governmental regulation; as well as other factors discussed in this press release and in BD 's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.